Exhibit 10.45

EXECUTION COPY

SEALY EXECUTIVE

SEVERANCE BENEFIT PLAN

Original Effective Date:   December 1, 1992

Restatement Generally Effective:   December 1, 2008

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AMENDMENT AND RESTATEMENT

OF THE

SEALY EXECUTIVE SEVERANCE BENEFIT PLAN

This Amendment and Restatement of the Sealy Executive Severance Benefit Plan is hereby made by Sealy Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously established a severance benefit plan for certain of its executive employees and for certain executive employees of certain of its Subsidiaries in order to provide for such executive employees an opportunity to receive certain cash and other benefits in the event of separation from service, under certain conditions specified therein;

WHEREAS, it is desirable to amend and restate the Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and to make other desirable changes to the Plan; and

WHEREAS, the Board of Directors of the Company has approved adoption of such an amendment and restatement of the Plan by the Company;

NOW, THEREFORE, generally effective as of December 1, 2008, the Company hereby adopts an Amendment and Restatement to the Plan as follows:

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ARTICLE I

PRELIMINARY PROVISIONS

1.1           Name.  The name of the Plan as established hereunder is SEALY EXECUTIVE SEVERANCE BENEFIT PLAN.

1.2           Effective Date.  The provisions of the Plan were originally effective December 1, 1992.

1.3           Restatement Date.  Except as otherwise stated herein, the provisions of the amended and restated Plan shall be December 1, 2008.  Provisions required to be effective as of an earlier date shall be deemed effective as of such date.

1.4           Purpose.  This Plan was established and is hereby amended and restated in order to provide severance benefits to certain executive Employees of the Company and its Subsidiaries, under certain conditions specified in the Plan.

1.5           Employee Welfare Benefit Plan.  This Plan is an employee welfare benefit plan as defined in Section 3(1) of ERISA.  This Plan shall be administered in accordance with applicable law and regulations.  Without limiting the generality of the foregoing, this Plan shall be administered in such a manner, and benefits hereunder shall be so limited (notwithstanding any apparently contrary provision of this Plan, specifically including Article V hereof) that this Plan shall be an employee welfare benefit plan as defined in Section 3(1) of ERISA and not an employee pension benefit plan as defined in Section 3(2) of ERISA.

1.6           Not a Funded Plan.  It is the intention and purpose of the Company and its Subsidiaries that this Plan shall be deemed to be “unfunded” for tax purposes as well as being such a plan as would properly be described as “unfunded” for purposes of Title I of ERISA.  Notwithstanding any apparently contrary provision, this Plan shall be interpreted and administered in such a manner that it will be so deemed and would be so described.

1.7           Section 409A Compliance.  It is the intention and purpose of the Company and its Subsidiaries that this Plan shall be deemed at all relevant times to be in compliance with Section

409A of the Code and lawful guidance thereunder to the extent applicable.  Notwithstanding any apparently contrary provision, this Plan shall be interpreted and administered in such manner, so that it will be so deemed.  For periods on an after the effective date of Section 409A but prior to the Restatement Date, the Plan was administered in good faith compliance with Section 409A of the Code to the extent applicable, but without a formal compliance amendment for that period, as permitted in applicable guidance.

ARTICLE II

DEFINITIONS

The use of neuter, masculine and feminine pronouns shall each be read to include the others and the use of the singular shall be read to include the plural and vice versa.  Unless the context otherwise indicates, the following words, when initially capitalized, shall have the following meanings under this Plan:

2.1           Affiliate.  The word “Affiliate” shall mean any corporation which would be defined as a member of a controlled group of corporations which includes the Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under “common control” with the Company within the meaning of Sections 414(b) and (c) of the Code but, in each case, only during the periods any such corporation or business organization would be so defined.

2.2           Annual Base Compensation.  The words “Annual Base Compensation” shall mean a Participant’s annualized rate of base compensation from the Company or a Participating Subsidiary in effect on the date of a Participant’s Separation from Service.  Base compensation shall not be deemed to be reduced by any salary reduction or deferral contributions (as described in Sections 401(k), 125 and similar provisions of the Code) made by the Participant to any employee benefit plan of the Company or any Participating Subsidiary.  Base compensation does not include cash bonus payments, stock bonus payments, performance share payments, overtime pay, incentive pay, Company or Subsidiary contributions on behalf of a Participant to any retirement or welfare benefit plan, imputed income reported for tax purposes or any payments in the nature of expense reimbursements.

2.3           Breach of Noncompetition Requirement.  The words “Breach of Noncompetition Requirement” shall mean the occurrence of an event in which a Participant, at any time prior to his payment in full hereunder:

(a)           either while he is employed by the Company or any Subsidiary or after his Separation from Service; and

(b)           without the prior written permission of the Company;

either directly or indirectly operates or performs any advisory or consulting services for, invests in (other than an investment in publicly traded stock of a corporation, provided that the ownership of such equity interest does not give the Participant the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise becomes employed by or associated with, in any capacity, a Competitive Entity.

2.4           Cause.  The word “Cause” shall mean for purposes of this Plan, either:

(a)           the Participant’s willful violation of any written policies of the Company which violations are materially detrimental to the Company;

(b)           the Participant’s conviction of (or written, voluntary and freely given confession to) a felony involving moral turpitude;

(c)           the Participant’s conviction of (or written, voluntary and freely given confession to) a felony in connection with his employment;

(d)           a Participant’s theft, fraud, embezzlement, material willful destruction of property (including any operating system of the Company or any Subsidiary or material disruption of the operations of the Company or any Subsidiary;

(e)           a Participant’s being under the influence of illegal drugs or habitually under the influence of alcohol while on the job or on Company or any Subsidiary property;

(f)            a Participant’s engaging in conduct, in or out of the workplace, which has a material adverse effect on the reputation or business prospects of the Company or one of its Subsidiaries;

(g)           a Participant’s willfully engaging in conduct while an employee of the Company or any of its Subsidiaries which caused the Company or any of its Subsidiaries to be found, in a final judgment of a court of law, to have a material civil or criminal liability under any federal or state law;

(h)           a Participant’s disclosure of trade secrets, customer lists or other confidential information if the Company or any Subsidiary has taken measures designed to prevent such disclosure; or

(i)            a Participant’s Breach of the Noncompetition Requirement.

2.5             Change of Control.  For purposes of this Plan, the words “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the Restatement Date (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(a)           any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than KKR Millennium GP LLC and affiliates (collectively, “KKR”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change of Control shall not be deemed to occur under this Subsection (a) by reason of (A) the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company, or (B) while KKR continues to beneficially own more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)           during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(c)           the stockholders of the Company (A) approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets.

For purposes of this Subsection 2.5(c), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its Subsidiaries or the sale of stock of one or more of the Company’s Subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its Subsidiaries or any combination of methods by which more than fifty percent(50%) of the aggregate value of the Company and its Subsidiaries is sold.

(d)           For purposes of this Agreement, a “Change of Control” will be deemed to occur:

(i)            on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 2.5(a) is acquired (or, if later, the day on which KKR ceases to beneficially own more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities) provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change of Control;

(ii)           on the day on which “Continuing Directors,” as hereinafter defined, cease to be a majority of the Board as described in Subsection 2.5(b);

(iii)          on the day of a merger, consolidation or sale or disposition of assets as described in Subsection 2.5(c); or

(iv)          on the day of the approval of a plan of complete liquidation as described in Subsection 2.5(c).

(e)           For purposes of this Section 2.5, the word “Company” means Sealy Corporation, and, any other corporation or business organization in an unbroken chain of corporations or business organization ending with Sealy Corporation that owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of Sealy Corporation other than KKR.

(f)            For purposes of this Section 2.5, the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the Restatement Date) of one (1) year constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

2.6           Code.  The word “Code” shall mean the Internal Revenue Code of 1986, as such may be amended from time to time, and lawful guidance promulgated thereunder.  Whenever a reference is made to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

2.7           Committee.  The word “Committee” shall mean the Benefit Appeals Committee constituted under the provisions of Article VI of this Plan.

2.8           Company.  The word “Company” shall mean Sealy Corporation, a Delaware corporation, and any successor corporation or business organization which shall assume the duties and obligations of Sealy Corporation by operation of law or otherwise under this Plan.

2.9           Compensation Committee.  The words “Compensation Committee” shall mean the Compensation Committee of the Board or its successor as determined by the Board.  If the Compensation Committee has no successor, the duties of the Compensation Committee shall become duties of the Board.  The Compensation Committee shall have such duties with respect to the Plan as shall be determined by the Board.

2.10         Competitive Entity.  The words “Competitive Entity” shall mean any of the following mattress manufacturing companies in the United States or their mattress manufacturing or mattress wholesaling affiliates:  Simmons, Serta, Spring Air, Kingsdown, Select Comfort and Tempur-Pedic or any of their successors or any other mattress manufacturing company or its mattress manufacturing or mattress wholesaling affiliate which represents 10% or more of the mattress market in the United States.

Notwithstanding anything in this Section to the contrary, a company, partnership, organization, proprietorship, or other entity which purchases the stock or assets of a business unit directly from the Company or any Subsidiary shall not be deemed a Competitive Entity solely with respect to the products developed, manufactured, prepared, sold, or distributed by and the individuals employed by such business unit as of the date of such stock or asset purchase.

2.11         Continuous Employment.  The words “Continuous Employment” shall mean employment for any uninterrupted period during which a Participant is an Employee of the Company and/or any Subsidiary and shall include any authorized Leaves of Absence.

2.12         Covered Employee.  The words “Covered Employee” shall mean an Employee of a Participating Subsidiary who:

(a)           is employed by the Company or any Participating Subsidiary in a supervisory, managerial, sales or administrative job classification, is paid on a salaried or commission basis and is normally scheduled for thirty-five (35) or more hours of work per week;

(b)           is employed in a position with a Salary Grade of 12 or higher;

(c)           is not a member of a collective bargaining unit;

(d)           is not excluded from coverage by this Plan pursuant to the terms of his employment agreement;

(e)           is not a nonresident alien Employee who receives no earned income (within the meaning of Code Section 911(d)(2)) from a Participant Company or any Affiliate that constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)), except to the extent expressly permitted by this Plan; and

(f)            is not employed in a capacity reasonably categorized by the Company, a Participating Company or an Affiliate as a Leased Person, regardless of whether his status under the Code subsequently may be determined by a court, the Internal Revenue Service or other government entity to be a Covered Employee, an Employee or otherwise.

An Employee shall become a Covered Employee as of the first day on which he satisfies all of the requirements of Subsections 2.12 (a) through (f) above.  An Employee shall cease to be a Covered Employee as of the first day thereafter on which he ceases to satisfy any one of such requirements.

2.13         Dependent.  The word “Dependent” means any person who properly can be claimed as a dependent on the Participant’s Federal income tax return or properly could be claimed as a dependent except for the amount of such dependent’s earnings.

2.14         Employee.  The word “Employee” shall mean any common law employee or Leased Person of a Participating Subsidiary or an Affiliate.  The word “Employee” shall not include any person who renders service to a Participating Subsidiary or an Affiliate solely as a director or independent contractor.  In the event a person renders service to a Participating Subsidiary or an Affiliate as a common law employee and in another capacity as a director, an independent contractor or otherwise as a self-employed individual, he shall be considered to be an Employee hereunder only in his capacity as a common law employee.

In the event a person who was not classified by a Participating Subsidiary or an Affiliate as a common law employee is subsequently determined by a court, the Internal Revenue Service or other governmental entity to be a common law employee, such person shall only be considered to be an Employee hereunder prospectively from the date of such determination, or, if later, at the time that such person is initially treated as an Employee on the payroll records of the Participating Subsidiary or Affiliate.

2.15         Effective Date.  The words “Effective Date” shall mean the original effective date of this Plan which is December 1, 1992.

2.16         ERISA.  The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and lawful guidance promulgated thereunder.  Whenever a reference is made to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.17         Leased Person.  The words “Leased Person” shall mean, on and after December 1, 1997, any individual who, pursuant to an agreement between any Participating Company or Affiliate and any leasing organization, has performed services for the Participating Company, for an Affiliate or for related persons, as determined in accordance with Code Section 414(n)(6), on a substantially full time basis for a period of at least one (1) year; provided, however, that such services are performed under the primary direction or control of the Participating Company or the Affiliate.

In the event a person who was not classified by a Participating Company or an Affiliate as a Leased Person is subsequently determined by a court, the Internal Revenue Service or other governmental entity to be a Leased Person, such person shall only be considered to be a Leased Person hereunder prospectively from the date of such determination, or, if later, at the time that such person is initially treated as a Leased Person by a Participating Company or an Affiliate.

2.18         Leave of Absence.  The words “Leave of Absence” means:

(a)                                  that period of interruption of active employment of an Employee caused by entrance into the Armed Services of the United States under such circumstances that he becomes entitled to reemployment rights under the law, such period being deemed to terminate at the expiration of such reemployment rights;

(b)                                 that period of interruption of active employment of an Employee, without pay, granted by the Company or any Subsidiary at the Employee’s request with the understanding that he will return to active employment at the expiration of such period, provided, that such interruption of active employment (1) does not exceed six months, and (2) is granted on a nondiscriminatory basis for a specific reason; and

(c)                                  a period of jury duty.

2.19         Participant.  The word “Participant” means a Covered Employee who has satisfied, and continues to satisfy, the eligibility requirements under the provisions of Section 3.1.  A Participant shall cease to be a Participant upon his Separation from Service, provided that the mere existence of such a Separation from Service shall not in any way limit a Participant’s right to benefits which he shall be entitled to receive hereunder as a result of such Separation from Service.

2.20         Participating Subsidiary.  The words “Participating Subsidiary” means a Subsidiary whose Employees may become eligible to participate in this Plan if such Employees otherwise satisfy the requirements of Section 3.1 hereof.  As of the Restatement Date, all Subsidiaries are Participating Subsidiaries other than any Subsidiary not organized under the laws of the United States of America or one of the States thereof.

2.21         Plan.  The word “Plan” shall mean the Sealy Benefit Equalization Plan, as previously established and amended, as set forth herein, and as it later may be amended.

2.22         Plan Administrator.  The words “Plan Administrator” means Sealy, Inc., an Ohio corporation, or such successor as may be appointed by the Board of Directors of Sealy Corporation pursuant to Article VII hereof.

2.23         Plan Year.  The words “Plan Year” means the twelve (12) month commencing on December 1 and ending on the following November 30.

2.24         Salary Grade.  The words “Salary Grade” means the classification grade for an Employee’s job position.  For purposes of this Plan, Salary Grade shall be determined utilizing the compensation policy of the Company and its Subsidiaries as in effect on the Effective Date even if that compensation policy is no longer in effect at the time of the event resulting in the need to determine benefits.  If the compensation policy changes and there is no classification grade for an

Employee’s job position under the policy in effect on the Effective Date, the Plan Administrator shall, on the basis of the job position’s characteristics, assign it a classification grade for purposes of this Plan.

2.25         Separation from Service.  The words “Separation from Service” shall mean a “separation from service” as defined for purposes of Section 409A of the Code for purposes of determining when a distribution may be made under the terms of a non-qualified deferred compensation plan such as this Plan.  In general, a Separation from Service for purposes of this Plan occurs when there is a good faith severance of the employment relationship between the Company and its Affiliates and an Employee due to the Employee’s death, retirement or other “termination of employment” (as that term is defined for purposes of identifying a Separation from Service for purposes of Section 409A).  Specifically, the following shall apply:

(a)                                  An Employee will not be deemed to have a Separation from Service while on military leave, sick leave, or other bona fide (i.e., where there is a reasonable expectation that the Employee will return) leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as Employee retains a right to reemployment with the Company or an Affiliate by law or contract.  If the leave exceeds six (6) months and the Employee does not retain such a reemployment right, the Separation from Service occurs on the first day following such six (6) months.  However, where the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, twenty-nine (29) months will be substituted for six (6) months for purposes of this Subsection;

(b)                                 An Employee will not be considered to have a Separation from Service merely due to transfer between employee and independent contractor status (including status as a director of the Company);

(c)                                  Whether a “termination of employment,” as defined for purposes of the definition of Separation from Service under Section 409A of the Code, has occurred is determined based on whether the facts and circumstances indicate that the applicable Participating Company or Affiliate and the

Employee reasonably anticipated that:

(i)                                    no further services would be performed after a certain date; or

(ii)                                 that the level of bona fide services the Employee would perform after such date (whether as an Employee or independent contractor, including as a director) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

2.26         Subsidiary.  The word “Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, stock possessing at least eighty percent (80%) or more of the total combined voting power of all classes of stock entitled to vote or at least eighty percent (80%) of the total value of shares of all classes of stock of such corporation, as determined pursuant to Section 1563(a)(1) of the Code, but only during the period any such corporation would be so defined.

2.27         Voluntary Termination.  The words “Voluntary Termination” shall mean a Separation from Service upon a Participant’s resignation or retirement from the employ of the Company and its Subsidiaries.  Without limiting the generality of the foregoing, a Participant shall be deemed to have incurred a Voluntary Termination upon a failure to report to work for three (3) consecutive working days without reasonable excuse.

2.28         Weekly Base Compensation.  The words “Weekly Base Compensation” means Annual Base Compensation divided by fifty-two.

2.29         Years of Service.  The words “Years of Service” means the number of years and portions thereof of Continuous Employment represented by the period of time commencing on the Participant’s most recent date of hire with the Company or any Subsidiary and ending on the date of Separation from Service.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.  Each Employee who, on or after the Restatement Date:

(a)                                  is a Covered Employee; and

(b)                                 has completed six (6) months of Continuous Employment with the Company or any Subsidiary, shall be eligible to participate in the Plan.

3.2           Participation.  Each Covered Employee who satisfies the requirements of Section 3.1 on or after the Restatement Date shall commence participation in the Plan as of the Restatement Date or, if later, as of the date upon which he first satisfies the aforementioned requirements.  A Participant shall continue to participate in the Plan as long as he continues to satisfy each and every requirement of Section 3.1 and shall cease to be a Participant immediately upon his failure to satisfy any of such requirements.  An Employee who was previously a Participant and ceased to be a Participant, but again satisfies the requirements of Section 3.1, shall immediately commence participation in the Plan, except as provided in Section 3.4.

3.3           Leave Of Absence.  A Participant shall continue to be a Participant throughout a Leave of Absence approved by the Company or Subsidiary by which he is employed.

3.4           Rehired Participant.  If a Participant’s employment is terminated and he is subsequently reemployed by the Company or any Participating Subsidiary, then subject to any applicable restriction under Section 409A of the Code, he shall become a Participant upon the completion of six (6) months of Continuous Employment following such reemployment if he otherwise satisfies the requirements of Section 3.1; provided, however, that Years of Service under this Plan shall be counted only from his most recent date of hire.

ARTICLE IV

QUALIFICATION FOR BENEFITS

4.1           Entitlement to Benefits.  A Participant shall be entitled to receive the benefits specified in Article V hereunder if, at any time on or after the Restatement Date, such Participant experiences a Separation from Service, other than a Voluntary Termination, from the Company or any Participating Subsidiary as a result of:

(a)                                  a permanent reduction in the workforce (the elimination of an employment position, or a reduction in the number of authorized positions at a plant or other facility) of the Company or any Participating Subsidiary;

(b)                                 the permanent closing of a plant or other facility of the Company or any Participating Subsidiary;

(c)                                  the Participant’s inadequate job performance for the Company or a Participating Subsidiary;

(d)                                 a material reduction in the Annual Base Compensation of a Participant (for purposes of this Section 4.1(d), and subject to lawful guidance under Section 409A of the Code, a material reduction will be deemed to have occurred if a Participant’s Annual Base Compensation is reduced by five percent (5%) or more in any 12-month period);

(e)                                  a reduction in the Salary Grade of a Participant which would have the effect of materially reducing such Participant’s benefits hereunder (for purposes of this Section 4.1(e), and subject to lawful guidance under Section 409A of the Code, a material reduction in a Participant’s benefits hereunder shall be deemed to have occurred if a Participant’s number of weeks of benefits is reduced); or

(f)                                    an involuntary transfer of the Participant’s employment location which reasonably would necessitate the Participant’s relocation of his personal residence.

For the purposes of Section 4.1(d), (e) and (f), the Participant shall be deemed to have incurred a Separation from Service, other than a Voluntary Termination, only if he shall (x) notify the Company or Participating Subsidiary of his intent to terminate his employment within thirty (30) days of the existence of the condition and (y) allow the Company or Participating

Subsidiary thirty (30) days to cure the condition and (z) if no such cure is made, resign his position with the Company or Participating Subsidiary within the thirty (30) day period next following the end of the Company’s or Participating Subsidiary’s thirty (30) day cure period.  Subject to the provisions of Section 409A of the Code, a condition will not be deemed to exist until the later of the actual existence of the condition or the Participant gaining actual knowledge of the existence.

Notwithstanding the foregoing, the Participant shall not be so entitled to benefits in the event that:

(1)                                  such Separation from Service is for Cause; or

(2)                                  a permanent reduction in the workforce or permanent closing of a plant or other facility is effected in connection with the sale of all or a portion of the Company’s or Participating Subsidiary’s business (or a corporate reorganization of the Company or Participating Subsidiary) if the Participant is within thirty (30) days thereafter employed, or offered employment (if the offered employment is at an annual rate of compensation not less than the Participant’s Annual Base Compensation and if such offered employment does not reasonably necessitate the Participant’s relocation of his personal residence), by a successor enterprise; or

(3)                                  the Participant terminates employment prior to the termination date established by the Company or Participating Subsidiary in connection with a reduction in force or plant closing.

4.2           Source of Payments.  The benefits under this Plan shall be paid as needed directly from the general assets of the Company or any Subsidiary as the Company shall direct.  This Plan is an unfunded employee welfare benefit plan, and nothing herein shall be interpreted to require prefunding by the Company or any Subsidiary of the cost of benefits.

ARTICLE V

BENEFITS AND PAYMENT OF BENEFITS

5.1           Benefits.  A Participant who has become entitled to benefits as a result of an event specified in Section 4.1 shall receive the following benefits:

(a)                                  Cash Severance Pay.  Such Participant shall receive cash severance pay in an amount determined by multiplying his Weekly Base Compensation by a factor, based upon his Salary Grade and Years of Service, as set forth herein and subject to the minimum and maximum benefit as follows:

Salary Grade	Factor	Minimum	Maximum

12-13	Years of Service times 3	13 weeks	26 weeks

14-17	Years of Service times 6.5 for the first 4 Years of Service, 4 times Years of Service thereafter	26 weeks	52 weeks

18-20	Years of Service times 8.75 for the first 4 Years of Service, 4 times Years of Service thereafter	35 weeks	70 weeks

21 or higher	Years of Service times 13 for the first 4 Years of Service, 4 times Years of Service thereafter	52 weeks	104 weeks

(b)           Health and Dental Benefit.  Such Participant shall receive health and dental benefit coverage for himself and his Dependents, if any, for the period of six months immediately following his Separation from Service  under the health benefit plan of the Company or Subsidiary then in effect for such Participant, such coverage to be provided on the same terms and conditions applicable to active employees (as the same may be amended from time to time and subject to any legal limitations, such as are contained in Section 125 of the Code) in effect for such Participant on the day before the event specified in Section 4.1; provided, however, that such coverage shall be counted toward the period of continuation of coverage under the group health plan continuation coverage provisions of ERISA and the Code; provided further, that such coverage shall end immediately upon a Participant ceasing to be eligible for such continuation coverage.

(c)           Group Term Life Insurance Benefit.  Such Participant and his Dependents, if any, shall receive, for the period of six months immediately following his Separation from Service under the group term life insurance plan of the Company or any Subsidiary then in effect for such Participant, group term life insurance and supplemental and Dependent group term life insurance upon the same terms, coverage amounts and conditions (subject to any legal limitations, such as are contained in Section 125 of the Code) in effect for such Participant on the day before the event specified in Section 4.1; provided, however, that such coverage shall end immediately upon a Participant becoming eligible for coverage under any employer group term life insurance plan as a result of any subsequent employment.

5.2           Welfare Plan; Limitations On Severance Benefit.  The maximum amount of the cash severance pay specified in Section 5.1(a) to which a Participant may otherwise be entitled, and the maximum period over which such payment may be made, shall be limited to the maximum amount and period, respectively, permitted under Department of Labor Regulations Section 2510.3-2(b) so that this Plan will not be considered a “Pension Plan” under such regulations.

5.3           Segmentation of Severance Benefit.  For purposes of compliance with Section 409A of the Code, payments and benefits under this Plan (but only to the extent taxable) shall be divided into four (4) segments as follows:

(a)           Cash Severance.  Effective for Plan Years commencing December 1, 2008, when included with any other amounts payable upon an “involuntary separation of service” (as defined in Treas. Reg. 1.409A-1(n)) that would be aggregated with such payment under Treas. Reg. 1.409A-1(b)(9)(iii), the Cash Severance Segment shall not exceed two (2) times the lesser of:

(i)            the sum of the Participant’s annualized compensation based upon the Participant’s annual rate of pay for services provided to the Company or any Subsidiary for the calendar year preceding the calendar year in which the Separation from Service occurred (adjusted for any increase during such year that was expected to continue indefinitely if the Participant had not had a Separation from Service); or

(ii)           the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant has a Separation from Service,

and shall be paid in full not later than the last day of the second (2nd) year following the year in which the Participant had the Separation from Service;

(b)           Deferred Compensation.  The amount of cash severance pay in excess of the amount described in Subsection (a) shall be considered the Deferred Compensation Segment;

(c)           Health Benefits.  The medical and dental benefits provided under Subsection 5.1(b) shall be the considered the Health Benefit Segment and, as such, shall not be considered nonqualified deferred compensation; and

(d)           Other Benefits.  To the extent not otherwise excluded, group term life insurance provided pursuant to Subsection 5.1(c) (and medical and dental benefits if the status described in Subsection 5.3(c) is not available) shall be considered the Other Segment and shall be excluded from the definition of nonqualified deferred compensation as a reimbursement or in-kind benefit payable for a limited period of time or a limited payment pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (D) respectively, but if not so deemed shall be administered to comply with the provisions of Treas. Reg. 1.409A-3(i)(iv) with benefits provided as if the Participant were an Employee.

5.4           Payment of Cash Severance Pay.  Payment of the cash severance pay specified in Section 5.1(a), as reduced pursuant to Section 5.2, shall commence to be made within thirty (30) days following the determination by the Plan Administrator, in accordance with Section 6.1, that the Participant is entitled to benefits.  Such payments shall be subject to the following rules:

(a)           Payments shall be made on a semi-monthly basis;

(b)           Payments shall continue, unless benefits are forfeited as provided elsewhere in this Plan, for a number of semi-monthly payments equal to the Participant’s number of weeks of cash severance pay (as determined pursuant to Section 5.1(a) hereof) divided by two and fifteen-hundredths (2.15), with any fractional quotient rounded up to the next greater integer;

(c)           Each semi-monthly payment shall be equal, unless benefits are further reduced or forfeited as provided elsewhere in this Plan, to his total cash severance pay specified in Section 5.1(a), as reduced pursuant to Section 5.2, divided by the number of payments determined pursuant to Section 5.3(b) above; and

(d)           Payments shall be subject to all applicable tax withholding and authorized deductions.

For purposes of this Plan, and in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii), each semi-monthly payment is to be treated as one in a series of separate payments.

5.5           Mitigation of Cash Severance Payments.  The following mitigation provisions shall apply to:

(a)           The Cash Severance Segment of the Participant’s cash severance pay; and

(b)           The Deferred Compensation Segment of the Participant’s cash severance pay to the extent such mitigation provisions are permitted under Section 409A of the Code to apply to such Deferred Compensation Segment.

If a Participant becomes employed by an employer other than the Company or any Affiliate, as an employee, consultant or other independent contractor, or otherwise, prior to the completion of the payments described above in this Section 5.4 then his periodic cash severance benefits hereunder shall be forfeited to the extent of his base compensation (calculated in a manner substantially similar to the method described herein for calculating Annual Base Compensation) for the corresponding period from his new employer.  Such a Participant shall notify the Plan Administrator within thirty (30) days of any such employment, of his base compensation from such employment and of any changes thereto.  Failure to notify the Plan Administrator within thirty (30) days of such employment, compensation or changes shall result in forfeiture of all benefits hereunder following the date of such employment or change of compensation, respectively, and the Plan Administrator may recover amounts paid following such date of employment or change of compensation plus the costs of such recovery.

If a Participant becomes employed by the Company or any Affiliate, as an Employee, consultant or other independent contractor, Leased Person or otherwise, prior to the completion of the payments described above in this Section 5.4, then his periodic cash severance benefits hereunder shall be forfeited upon the commencement of such employment.   Such a

Participant shall have the same obligation to notify the Plan Administrator of such employment as a Participant hired by an unrelated employer as described above in this Section 5.4; and the Plan Administrator shall have the same remedies as described above for breach of such obligation.  Such an individual may again become a Participant in this Plan following such employment upon satisfaction of the eligibility requirements contained in Article III hereof but the forfeiture of benefits shall be permanent.

5.6           Recipient Of Cash Severance Benefit Payments.  Cash severance payments specified in Section 5.1(a) shall be made to the Participant or his duly designated representative or guardian.  In the event a Participant dies before being paid his total cash severance benefit, the remaining benefit shall be paid to his estate in a single cash lump sum on a date selected by the Plan Administrator within the ninety (90) day period beginning on the date which is thirty (30) days following the date of the Participant’s death.

5.7           Distributions Subject to 409A.  If the payment of any distribution or provision of medical, dental or life insurance coverage within six (6) months following the date of the Participant’s Separation from Service would cause all or any portion of such distribution or provision to be subject to inclusion in the Participant’s gross income for federal income tax purposes under Section 409A(a)(1)(A) of the Code, then the payment of any such amount or such provision shall be delayed until the first business day after such six (6) month period (or, if earlier, the date which is thirty (30) days after the date of the Participant’s death).  Without limiting the generality of the foregoing, the six (6) month delay would apply to the Deferred Compensation Segment of benefits under the Plan as described in Section 5.3 hereof.  Following such six (6) month delay, payment of delayed amounts shall be made in a single sum payment on the first business day following such six (6) month period and any remaining payments will be made as previously scheduled.  If provision of medical, dental or life insurance coverage must be delayed, the Employee shall be required to pay all relevant costs and premiums and shall be reimbursed on the first business day after the six (6) month delay if permitted by law.

ARTICLE VI

ADMINISTRATION

6.1           Appointment of Plan Administrator.  The Plan Administrator shall be appointed by the Board of Directors of the Company, and may be removed or may resign upon thirty (30) days’ written notice, or such lesser period of notice as is mutually agreeable.  In the absence of another designation, Sealy, Inc., an Ohio corporation, shall be the Plan Administrator.

6.2           Powers and Duties of the Plan Administrator.  Except as expressly otherwise set forth herein, the Plan Administrator shall be a named fiduciary of the Plan and shall have the authority and responsibility granted or imposed on a “plan administrator” by ERISA.  The Plan Administrator shall be the agent for service of legal process and presentation of claims for benefits hereunder.  The Plan Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan or related documents which may arise under any of the provisions of this Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made.  Subject to the provisions of any claims procedure hereunder, the Plan Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Plan Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan.  The Plan Administrator may, from time to time, by action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out any or all of its duties as Plan Administrator.

6.3           Engagement of Advisors.  The Plan Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Plan Administrator or Committee has under this Plan.  Such persons may also be advisors to the Company or any Subsidiary.

6.4           Payment of Costs and Expenses.  The costs and expenses incurred in the administration of the Plan shall be paid directly by the Company or one or more of the Subsidiaries, as directed by the Company.  Such costs and expenses include those incident to the performance of the responsibilities of the Plan Administrator or Committee, including but not limited to, fees of accountants, legal counsel and other specialists, and other costs of administering this Plan.  Notwithstanding the foregoing, in no event will any person serving in the capacity of Plan Administrator, or Committee member who is a full-time employee of the Company or an Affiliate be entitled to any compensation for such services.

6.5           Claims Procedure.  The Plan Administrator shall establish and maintain a claims procedure under the Plan and shall establish and appoint the members of a Benefit Appeals Committee with appropriate powers in connection therewith.

6.6           Limitation of Liability.  Except as otherwise provided in ERISA, the Plan Administrator and the Committee, and their respective officers, employees and members, and directors, officers and employees of the Company, the Participating Subsidiaries and Affiliates, shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Plan. No person shall be liable for the act of any other person.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1           Amendment Power.  The Company reserves the right (without the consent of any Participating Subsidiary, Participant or other person) to amend this Plan at any time, or from time to time, as evidenced by an instrument in writing executed in the name of the Company by one (1) or more of its officers who have the authority to do so.  Any such amendment may be made retroactively effective and shall be binding upon the Participants, except that no such amendment shall retroactively deprive a Participant of a benefit hereunder.

7.2           Termination.  The Company reserves the right (without the consent of any Participating Subsidiary, Participant or other person) to terminate this Plan at any time as evidenced by an instrument in writing executed in the name of the Company by three (3) or more of its officers who have the authority to do so provided such termination shall not be retroactive.

7.3           Result of Termination.  If the employment of an Employee terminates, whether voluntarily or involuntarily, after the effective date of the Plan termination, he shall not be eligible to receive any severance benefits under this Plan.

7.4           Restrictions on Amendment and Termination.  Notwithstanding any contrary provision of this Plan, no amendment or termination of this Plan shall be effective to:

(a)           restrict eligibility to participate in this Plan;

(b)           restrict eligibility for benefits under this Plan;

(c)           reduce benefit levels under this Plan; or

(d)           otherwise curtail benefits under this Plan,

without a written notice to substantially all of the affected Participants, who are employed by the Company or a Participating Subsidiary on the date of such notice, at least one year prior to the effective date of such amendment or termination, except for any amendment necessary to comply with ERISA or other applicable law.

7.5           No Liability for Plan Amendment or Termination.  Neither the Company, nor any Participating Subsidiary, nor any officer, Employee or director thereof shall have any liability because this Plan is amended or terminated.  Without limiting the generality of the foregoing, none of the foregoing shall have any liability due to the Company terminating this Plan notwithstanding the fact that a Participant may have expected to have benefited from the Plan in a future Separation from Service had this Plan remained in effect without change until such time.

ARTICLE VIII

PARTICIPATING SUBSIDIARIES

8.1           Initial Participating Subsidiaries.  The initial Participating Subsidiaries were defined as of the Effective Date.

8.2           Designation of Participating Subsidiaries.  A Subsidiary of the Company will become a Participating Subsidiary under this Plan as of the date it becomes a Subsidiary.  Such a Subsidiary’s status as a Participating Subsidiary may be reflected by an amendment to Section 9.1 hereof which specifies the name of the Subsidiary and its adoption date, but such an amendment shall not be required in order for the Subsidiary to be a Participating Company.  Any such amendment need only be executed by the Subsidiary.

8.3           Adoption of Supplements.  The Company may determine that special provisions shall be applicable to some or all of the Employees of a Participating Subsidiary, either in addition to or in lieu of the provisions of this Plan, or may determine that certain Employees otherwise eligible to participate in this Plan shall not be eligible to participate in this Plan.  In such event, the Company shall adopt a Supplement with respect to the Participating Subsidiary which employs such individuals which Supplement shall specify the Employees of the Participating Subsidiary covered thereby and the special provisions applicable to such Employees.  Any Supplement shall be deemed to be a part of this Plan solely with respect to the Employees specified therein.

8.4           Amendment of Supplements.  The Company, from time to time, may amend, modify or terminate any Supplement; provided, however, that any such amendment or termination shall be subject to the Plan’s general rules with respect to amendment or termination of the Plan.

8.5           Termination of Participation of Participating Company.  The Company may terminate the status of a Subsidiary as a Participating Subsidiary or such status may be terminated by events, as when a Participating Subsidiary ceases to be a Subsidiary.  Termination of Participating Subsidiary status by the Company shall be subject to the Plans general rules with respect to amendment or termination of the Plan.

8.6           Delegation of Authority.  The Company is hereby fully empowered to act on behalf of itself and the other Participating Subsidiaries as it may deem appropriate in maintaining the Plan.  Without limiting the generality of the foregoing, such actions include obtaining and retaining the status of the Plan as described in Article 1 of the Plan and appointing attorneys-in-fact in pursuit thereof.  Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof, will constitute and represent, without any further action on the part of any Participating Subsidiary, the approval, adoption, ratification or confirmation by each Participating Subsidiary of any such amendment or termination.  In addition, the appointment of or removal by the Company of any member of the Benefit Appeals Committee, any Plan Administrator or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Subsidiary, the appointment or removal by each Participating Subsidiary of such person.

ARTICLE IX

MISCELLANEOUS

9.1           Exclusive Benefit.  This Plan has been adopted for the exclusive benefit of the eligible Participants.  Nothing herein contained shall be construed as giving to any Employee or any other person any legal or equitable right against the Company or any Affiliate unless such right shall exist by reason of the express provisions of this Plan or any action taken pursuant thereto and in compliance therewith.

9.2           Right of Discharge Reserved.  Neither the establishment of the Plan nor anything herein contained shall be construed to confer upon any persons the right to be continued in the employ of the Company or any Subsidiary or to be employed in any particular position therewith nor shall it in any way affect the right of the Company or any Subsidiary to control its Employees and to terminate the service of any Employee at any time, for any reason and with or without notice.

9.3           Right of Set Off.  To the extent allowable under applicable law, in the event that any amount is distributable to a Participant under this Plan and the Participant owes any amount to the Company or any Subsidiary for any reason, including, but not limited to, possible embezzlement that can only be proven through accounting evidence, the Plan Administrator may, in its sole discretion, deduct from the amount distributable to the Participant an amount equal to the amount owed to the Company or any Subsidiary.  As of the Restatement Date, such right of set off shall apply to the Cash Severance Segment as defined in Section 5.3 but shall apply to the Deferred Compensation Segment, as defined in that Section, only in an amount not to exceed Five Thousand Dollars ($5,000.00).

9.4           No Liability.  No liability shall be incurred by the Company or any Affiliate beyond the specific provisions of this Plan.

9.5           Satisfaction of Claims.  Any payment to any participant, or to his legal representative in accordance with the provisions of this Plan shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan Administrator and the Company or any Affiliate, and the Plan Administrator may require such participant or legal representative as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator.

9.6           Construction.  The Plan shall be construed in accordance with, and governed by, ERISA in a manner which will assure compliance of the Plan’s operation therewith and, to the extent applicable, the laws of the State of Delaware without respect to conflict of law provisions thereof.

9.7           Impossibility.  In the event that it becomes impossible for the Company, Subsidiary, Committee or Plan Administrator to perform any act under this Plan, that act shall be performed which, in the judgment of the Company, Subsidiary, Committee, or Plan Administrator, as the case may be, will most nearly carry out the intent and purpose of this Plan.

9.8           No Assignment.  Except as set forth herein, no rights of any kind under this Plan shall, without the written consent of the Plan Administrator, be transferable, assignable or encumberable (including as collateral or a pledge on any loan) by a Participant or any other person.

9.9           Notice.  In the event that the Plan Administrator or the Committee shall be required under the Plan to notify any Participant of any occurrence or action taken under the Plan, such notice requirement shall be satisfied by mailing to the Participant a written notice of such occurrence or action addressed to the Participant at the last address on file with the Company, or by delivering such written notice to the Participant at such address.

9.10         Multiple Fiduciary Capacities.  A person may serve in more than one fiduciary capacity hereunder.

9.11         Tax Withholding.  The Company or any other Participating Company may withhold from a Participant’s Compensation or any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

9.12         Incapacity.  If the Plan Administrator determines that any Participant or beneficiary entitled to payments under this Plan is incompetent by reason of physical or mental incapacity disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Plan Administrator may order the payments becoming due to such person to be made to another person for his benefit, without responsibility on the part of the Plan Administrator to follow the application of amounts so paid.  Payments made pursuant to this Section shall completely discharge the Plan Administrator, the Company and the other Participating Companies and the Benefit Appeals Committee with respect to such payments.

9.13         Administrative Forms.  All applications, elections and designations in connection with this Plan made by a Participant or beneficiary shall become effective only when received by the Plan Administrator in a form acceptable to the Plan Administrator.

9.14         Independence of Plan.  Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other benefit agreement or plan of a Participating Company or any rights that may exist from time to time thereunder.

9.15         Responsibility for Legal Effect.  Neither the Company, nor any other Participating Company, nor the Plan Administrator or the Benefit Appeals Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.  Without limiting the generality of the foregoing, no Participating Company shall have any liability for the tax liability which a Participant may incur resulting from participation in this Plan or the accrual or payment of benefits hereunder.

9.16         Successors.  The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the other Participating Companies and Affiliates, their respective successors and assigns, and the Participants, their beneficiaries, and the personal representatives of the Participants and their beneficiaries.

9.17         Execution in Counterparts.  This Plan may be executed in any number of counterparts each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

9.18         Severability.  In the event that any provision or term of this Plan, or any agreement or instrument required by the Plan Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body of competent jurisdiction to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument except as to the extent the Plan Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining this Plan.

9.19         Indemnification.  The Company and its Affiliates shall jointly and severally indemnify, defend, and hold harmless any officer, Employee or director of the Company or an Affiliate (hereinafter an “Indemnified Individual”), for all acts taken or omitted in carrying out the responsibilities of the Company, Affiliate, Plan Administrator, Benefit Appeals Committee or Compensation Committee under the terms of this Plan or other responsibilities imposed upon such Indemnified Individual by ERISA.  This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed on such Indemnified Individual under ERISA Section 502(i), nor shall it provide indemnification for any liability imposed upon such Indemnified Individual for his embezzlement or diversion of Plan funds for the benefit of such Indemnified Individual.  The Company and all Affiliates shall jointly and severally indemnify any such Indemnified Individual for expenses of defending a claim brought by a Participant, beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense and shall advance funds as necessary for such defense on a timely basis.  The Company and all Affiliates shall also reimburse promptly or advance funds to any such Indemnified Individual for any monetary payment or obligation to pay of such Indemnified Individual arising from a successful claim against such Indemnified Individual in any court or arbitration.  In addition, if a claim is settled (whether or not in connection with a formal legal action or arbitration) with the concurrence of the Company, the Company and all Affiliates shall jointly and severally indemnify any such Indemnified Individual for any monetary liability under any such settlement, and the expenses thereof.  Such indemnification will not be provided to any person who is not, at the time of the events for which indemnity is sought, a present or former officer, Employee or director of the Company or an Affiliate, nor shall it be provided for any claim by the Company or an Affiliate against any such Indemnified Individual.

9.20         Titles and Headings.  The titles and headings are for reference only.  In the event of a conflict between a title or heading and the content of a Section, the content of the Section shall control.

IN WITNESS WHEREOF, Sealy Corporation, by its duly authorized officers, has executed this instrument in several counterparts, as of the 18th day of December, 2008.

SEALY CORPORATION

By:	/s/ Kenneth L. Walker
Its:	Senior Vice President, General Counsel

And:	/s/ Lawrence J. Rogers
Its:	President & CEO

And:	/s/ Michael Q. Murray
Its:	Assistant Secretary